Free Writing Prospectus, dated February 14, 2024

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated February 5, 2024

Registration Statement Nos. 333-268913 and 333-268913-01

Evergy Missouri West Storm Funding I, LLC

(Issuing Entity)

PRICING TERM SHEET

$331,127,000 Securitized Utility Tariff Bonds, Series 2024-A

Issuing Entity:	Evergy Missouri West Storm Funding I, LLC

Sponsor, Depositor and Initial Servicer:	Evergy Missouri West, Inc. (“Evergy Missouri West”)

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	February 23, 2024(2)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2024

Applicable Time:	1:17 PM (Eastern time) on February 14, 2024

Proceeds:	The total initial price to the public is $331,105,411. The total amount of the underwriting discounts and commissions is $1,324,508. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $6,828,903) is $329,780,903.

Initial Securitized Utility Tariff Charge as a Percentage of Customer’s Bill:	The initial securitized utility tariff charge for the securitized utility tariff bonds offered hereby is expected to represent approximately 3.9% of the total electric bill, as of April 2024, received by a 1,020 kWh residential customer of Evergy Missouri West.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the securitized utility tariff bonds against payment for the securitized utility tariff bonds on or about February 23, 2024, which will be the sixth business day following the date of pricing of the securitized utility tariff bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade securitized utility tariff bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the securitized utility tariff bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$331,127,000	8.55	12/1/2038	12/1/2040	5.104%	99.99348%	0.40000%	$329,780,903

(3)	Interest on the securitized utility tariff bonds will accrue from February 23, 2024 and must be paid by the purchaser if the securitized utility tariff bonds are delivered after that date.

Tranche	CUSIP	ISIN
A-1	30037H AA4	US30037HAA41

Subject to the terms and conditions in the underwriting agreement among the issuing entity, Evergy Missouri West and the underwriters, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, the issuing entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitized utility tariff bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1
Citigroup Global Markets Inc.	$231,789,000
J.P. Morgan Securities LLC	$99,338,000
Total	$331,127,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

Tranche A-1
Selling Concession	0.24%
Reallowance Discount	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1 Principal
12/1/2024	$11,520,946.60
6/1/2025	$8,002,912.34
12/1/2025	$8,204,025.53
6/1/2026	$8,410,192.68
12/1/2026	$8,621,540.83
6/1/2027	$8,838,200.15
12/1/2027	$9,060,304.11
6/1/2028	$9,287,989.56
12/1/2028	$9,521,396.74
6/1/2029	$9,760,669.44
12/1/2029	$10,005,955.06
6/1/2030	$10,257,404.71
12/1/2030	$10,515,173.30
6/1/2031	$10,779,419.59
12/1/2031	$11,050,306.41
6/1/2032	$11,328,000.62
12/1/2032	$11,612,673.26
6/1/2033	$11,904,499.75
12/1/2033	$12,203,659.82
6/1/2034	$12,510,337.80
12/1/2034	$12,824,722.58
6/1/2035	$13,147,007.87
12/1/2035	$13,477,392.17
6/1/2036	$13,816,079.04
12/1/2036	$14,163,277.10
6/1/2037	$14,519,200.26
12/1/2037	$14,884,067.75
6/1/2038	$15,258,104.39
12/1/2038	$15,641,540.54

Total Payments	$331,127,000.00

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Balance
Closing Date	$331,127,000.00
12/1/2024	$319,606,053.40
6/1/2025	$311,603,141.06
12/1/2025	$303,399,115.53
6/1/2026	$294,988,922.85
12/1/2026	$286,367,382.02
6/1/2027	$277,529,181.87
12/1/2027	$268,468,877.76
6/1/2028	$259,180,888.20
12/1/2028	$249,659,491.46
6/1/2029	$239,898,822.02
12/1/2029	$229,892,866.96
6/1/2030	$219,635,462.25
12/1/2030	$209,120,288.95
6/1/2031	$198,340,869.36
12/1/2031	$187,290,562.95
6/1/2032	$175,962,562.33
12/1/2032	$164,349,889.07
6/1/2033	$152,445,389.32
12/1/2033	$140,241,729.50
6/1/2034	$127,731,391.70
12/1/2034	$114,906,669.12
6/1/2035	$101,759,661.25
12/1/2035	$88,282,269.08
6/1/2036	$74,466,190.04
12/1/2036	$60,302,912.94
6/1/2037	$45,783,712.68
12/1/2037	$30,899,644.93
6/1/2038	$15,641,540.54
12/1/2038	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.91 Standard Deviations from Mean)		-15% (5.11 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	8.55	8.55	0	8.56	4

(1)	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the securitized utility tariff bonds and is equal to an overestimate of electricity consumption of 5% (1.91 standard deviations from mean) or 15% (5.11 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the securitized utility tariff charges annually, (iii) customer write-off rates are held constant at 0.3343% for both residential and non-residential, (iv) Evergy Missouri West remits all securitized utility tariff charges on average 24 days after such charges are billed to residential and non-residential customers, (v) ongoing financing costs are equal to projections, (vi) there is no acceleration of the final maturity date of the securitized utility tariff bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the securitized utility tariff bonds is February 23, 2024. There can be no assurance that the weighted average lives of the securitized utility tariff bonds will be as shown.

Evergy Missouri West and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Evergy Missouri West and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Evergy Missouri West, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Evergy Missouri West at (816) 556-2200, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC toll-free at 1-800-408-1016.